Exhibit 99.1

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 26, 2004 – Energizer Holdings, Inc, [NYSE: ENR], today announced results of its first quarter ended December 31, 2003.  Net earnings for the quarter were $115.0 million, or $1.32 per diluted share, versus net earnings of $86.4 million, or $0.95 per share in the first fiscal quarter of 2003.  The current quarter includes previously unrecognizable tax benefits of $6.7 million, or $0.08 per share.  Last year’s first quarter included intellectual property rights income of $3.7 million, net of taxes, or $0.04 per share.

In total, the inclusion of Schick-Wilkinson Sword’s (SWS) results, net of incremental interest expense increased first quarter diluted earnings per share by $0.16.  Additionally, current year earnings included a benefit of $0.16 per diluted share due to the impact of foreign currency exchange.

For the quarter, sales increased 42% to $811.7 million and profit from operating segments increased 35% to $189.8 million, primarily due to the acquisition of SWS on March 28, 2003 and higher battery sales.  General corporate and other expenses increased $9.6 million, and interest and other financing items increased $1.2 million.

"Our results were positively impacted by the inclusion of SWS and strengthening foreign currencies," said Pat Mulcahy, Chief Executive Officer.  "In addition, the North American battery category has stabilized relative to the same period last year.  We are pleased with the acquisition of SWS and consumer acceptance of its innovative new products, QUATTRO and Intuition .  While the competitive environment remains intense, we are committed to supporting both of our businesses for long-term growth."

North America Battery
Net sales to customers for the first quarter of $369.9 million increased $22.4 million, or 6%, over the same period last year due to higher volume, favorable pricing and product mix, and favorable currency translation of $4.4 million related to our Canadian operations.  Volumes increased in non-alkaline product lines, while alkaline volume was essentially flat despite fewer bonus packs.  Overall pricing was favorable in the quarter as lower list prices for key alkaline products were more than offset by reductions in promotional spending and list price increases on other products.

Gross profit increased $8.0 million, due to higher sales, partially offset by higher product costs.  Segment profit increased $4.8 million for the current quarter, as improved gross margin was partially offset by higher management costs.

In the U.S. retail alkaline category units declined an estimated 5% compared to the same quarter last year, while category value fell approximately 7%.  Retail consumption of Energizer’s alkaline products decreased an estimated 8% in units and 7% in value.  Energizer estimates its share of the alkaline battery market at approximately 31% for the quarter, essentially flat with the same quarter last year.  Energizer believes that retail inventory levels at December 31, 2003, were slightly higher than seasonal average levels and are expected to normalize in the coming quarter.

International Battery
Net sales for the quarter were $238.8 million, an increase of $13.9 million, or 6%, on favorable currency impacts of $19.7 million, partially offset by lower volumes and unfavorable local currency pricing in Europe.  Segment profit increased $9.4 million, including a $12.7 benefit from currency valuations.  Absent the impact of currencies, segment profit declined $3.3 million, or 8%, on European sales declines and higher product costs, partially offset by improved results in the Asia Pacific and Latin American regions.

Razors & Blades
Energizer’s acquisition of SWS was completed on March 28, 2003; therefore, SWS results are only included in the attached historical financial statements for the last half of the fiscal year.  The comparison of the current quarter is versus pro forma SWS results for the quarter ending December 31, 2002, as shown in Note 3 of the Condensed Financial Statements.

Razor and blade sales for the quarter were $203.0 million, an increase of $19.0 million, or 10%, compared to the same quarter last year.  The sales growth was primarily attributable to the new men’s and women’s shaving systems,   QUATTRO and Intuition , and favorable currency of $15.2 million, partially offset by anticipated sales declines in other SWS product lines, which were negatively impacted by new product sales.

Segment profit for the quarter was $34.4 million, an increase of $5.3 million, or 18%, compared to pro forma profit for the same quarter last year.  Higher gross margin from new product sales and favorable currency impact of $4.5 million were partially offset by significantly higher advertising and promotion expense in support of the QUATTRO launch, and to a lesser extent, Intuition .

Looking forward, Intuition and QUATTRO sales are expected to fuel year over year sales growth for the remainder of the fiscal year, including continuing new product rollout to additional international markets.  Legacy product sales will likely continue to be negatively impacted by new product sales; however the amount of such decline cannot be accurately predicted.  For the second fiscal quarter of 2004, we anticipate that Razor and Blade segment results will be substantially improved over unusually low results in the same quarter last year.

Other Items
Corporate and other expenses increased $9.6 million for the quarter due to costs of integrating the SWS business and higher compensation, legal and administrative costs. Interest and other financing items increased $1.2 million for the quarter, reflecting incremental debt due to the acquisition of SWS, partially offset by favorable foreign exchange in the current quarter.

Income taxes were 30.6% for the quarter, including $6.7 million of previously unrecognizable tax benefits relating to improved earnings in countries with tax losses in prior years.  Absent these benefits, the tax rate for the first quarter was 34.6% compared to 36.0% for the same period last year, mainly driven by improved earnings in lower tax rate jurisdictions.

During the quarter, Energizer repurchased 3.4 million shares of its common stock.  The company made additional purchases in January 2004 bringing the total shares purchased thus far in fiscal 2004 to 3.9 million.   Capital expenditures and depreciation expense for the quarter were $19.1 million and $27.7 million, respectively.

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Statements in this press release that are not historical, particularly statements regarding the long-term growth of Energizer’s businesses, estimates of battery category decline, retail consumption of Energizer’s products, Energizer’s market share in the battery category, retailer inventory levels, and razor and blade sales growth and segment results during upcoming fiscal quarters, as well as the impact of new products on existing product sales, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Long-term growth of Energizer’s businesses will be dependent upon continued retailer and consumer acceptance of their products, competitive activity, and general economic conditions.  Energizer’s estimates of battery category unit and value decline, retail consumption of its battery products on a unit and volume basis, Energizer market share and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market.  Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer’s estimates, or if those retailers elect to further contract their inventory levels.  Competitive activity, whether involving pricing, new products and/or promotional expenditures, could negatively impact sales growth of the new SWS shaving systems, as well as future quarter segment results.  Furthermore, the impact of the new shaving systems on existing product sales is difficult to determine with any accuracy, but it is likely that existing product sales of similar category products will decline with the growing acceptance of new products.  Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its  annual report on From 10-K for the Year ended September 30, 2003, and its Current Report on From 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2003	2002

Net sales	$811.7	$572.4

Cost of products sold	402.5	307.7
Selling, general and administrative expense	129.4	75.6
Advertising and promotion expense	92.7	47.2
Research and development expense	16.1	8.8
Intellectual property rights income	-	(6.0)
Interest expense	7.2	4.4
Other financing items, net	(1.9)	(0.3)

Earnings before income taxes	165.7	135.0

Income tax provision	(50.7)	(48.6)

Net earnings	$115.0	$86.4

Earnings per share
Basic	$1.37	$0.98
Diluted	$1.32	$0.95

Weighted average shares of common stock - Basic	83.8	88.5

Weighted average shares of common stock - Diluted	86.8	91.0

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
December 31, 2003
(Dollars in millions – Unaudited)

Note 1 – Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 – Energizer’s operations are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). Energizer reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, major restructuring charges and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Historical segment sales and profitability for the quarter December 31, 2003 and 2002, respectively, are presented below. All prior periods have been restated to conform to the current presentation.

	Historical
	For the quarter ended December 31,
	2003	2002

Net Sales
North America Battery	$369.9	$347.5
International Battery	238.8	224.9

Total Battery	608.7	572.4
Razors & Blades	203.0	-

Total Net Sales	$811.7	$572.4

Profitability

North America Battery	$115.0	$110.2
International Battery	48.9	39.5
R&D Battery	(8.5)	(8.8)

Total Battery	155.4	140.9
Razors and Blades	34.4	-

Total segment profitability	$189.8	$140.9

General corporate and other expenses	(17.4)	(7.8)
Intellectual property rights income	-	6.0
Amortization	(1.4)	-
Interest and other financial items	(5.3)	(4.1)

Total earnings before income taxes	$165.7	$135.0

Supplemental product information is presented below for revenues from external customers:

	For the quarter ended December 31,

Net Sales by Product Line	2003	2002

Alkaline Batteries	$425.7	$410.4
Carbon Zinc Batteries	69.4	66.3
Other Batteries and Lighting Products	113.6	95.7
Razors and Blades	203.0	-

Total Net Sales	$811.7	$572.4

Note 3 – On March 28, 2003, Energizer acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Unaudited pro forma statement of earnings and segment sales and profitability for the quarter ended December 31, 2002 is presented below. This statement represents Energizer’s results as if the acquisition of SWS had occurred on October 1, 2001. Such results have been prepared by adjusting the historical Energizer results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The unaudited pro forma statements do not include any cost savings that may result from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting. This unaudited pro forma earnings statement is based on, and should be read in conjunction with Energizer’s historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filings of May 30, 2003.

		Unaudited
	Historical	Pro Forma
	Quarter Ended	Quarter Ended
	December 31,	December 31,
	2003	2002

Net sales	$811.7	$756.4

Cost of products sold	402.5	395.5
Selling, general and administrative expense	129.4	112.2
Advertising and promotion expense	92.7	71.5
Research and development expense	16.1	16.4
Intellectual property rights income	-	(6.0)
Interest expense	7.2	11.6
Other financing items, net	(1.9)	0.7

Earnings before income taxes	165.7	154.5

Income tax provision	(50.7)	(56.1)

Net earnings	$115.0	$98.4

Earnings per share
Basic	$1.37	$1.11
Diluted	$1.32	$1.08

Weighted average shares of common stock - Basic	83.8	88.5

Weighted average shares of common stock - Diluted	86.8	91.0

		Unaudited
	Historical	Pro Forma
	Quarter Ended	Quarter Ended
	December 31, 2003	December 31, 2002

Net Sales
North America Battery	$369.9	$347.5
International Battery	238.8	224.9

Total Battery	608.7	572.4
Razors and Blades	203.0	184.0

Total Net Sales	$811.7	$756.4

Profitability

North America Battery	$115.0	$110.2
International Battery	48.9	39.5
R&D Battery	(8.5)	(8.8)

Total Battery	155.4	140.9
Razors and Blades	34.4	29.1

Total segment profitability	$189.8	$170.0

General corporate and other expenses	(17.4)	(7.8)
Intellectual property rights income	-	6.0
Amortization	(1.4)	(1.4)
Interest and other financial items	(5.3)	(12.3)

Total earnings before income taxes	$165.7	$154.5

Note 4 – In the quarter ended December 31, 2002, Energizer recorded income of $6.0 pre-tax, or $3.7 after-tax related to the licensing of intellectual property rights.

Note 5 – Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.